Signal Point Holdings Corp.

And Subsidiaries

Consolidated Financial Statements with Report of Independent Registered Public Accounting Firm For

The Years Ended December 31, 2014 and 2013

Signal Point Holdings Corp. and Subsidiaries

The Years Ended December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Signal Point Holdings Corp.
Hackensack, New Jersey

We have audited the accompanying consolidated balance sheets of Signal Point Holdings Corp. and Subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signal Point Holdings Corp. and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring net loss, generated negative cash flows from its operating activities, and sustained negative working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  RBSM LLP
       RBSM LLP

New York, New York
October 27, 2015

Signal Point Holdings Corp. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2014 and 2013

	2014	2013
Assets
Current assets
Cash	$2,510,800	$152,520
Accounts receivable	1,051,262	594,873
Prepaid expenses and deferred cost	581,518	480,764
Equipment purchased for resale	1,069,521	520,983
Other current assets	62,173	15,740
Current assets of discontinued operations	-	27,750
Total current assets	5,275,274	1,792,630
Property, equipment and software, net	446,256	461,171
Intangible assets, net	2,104,167	404,167
Goodwill	4,121,284	4,121,284
Security deposits	1,031,136	777,230
Other assets	1,008,519	474,601
Assets held for sale	-	102,988
Assets of discontinued operations	-	50,000
Total Assets	$13,986,636	$8,184,071

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$6,502,278	$5,002,973
Current maturities of notes payable, related party	832,030	7,364,110
Accrued expenses	912,061	524,136
Leases payable	2,425,043	383,157
Loans payable, related parties	-	183,457
Deferred revenue and customer prepayments	756,463	1,013,035
Other current liabilities	-	105,077
Current liabilities of discontinued operations	3,138,056	3,495,688
Total current liabilities	14,565,931	18,071,633
Non-current liabilities
Long-term portion of notes payable, related party	2,067,601	2,778,584
Non-current lease obligations	5,040,948	909,370
Nonconvertible Series A prefered stock, related party	10	10
Total non-current liabilities	7,108,559	3,687,964
Total liabilities	21,674,490	21,759,597
Commitments and contingencies	-	-
Stockholders' deficit
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized and 1,010 shares designated and outstanding at December 31, 2014 and 2013
Series A preferred stock, par value $0.01 per share, 1,000 shares designated, 1,000 shares issued and outstanding at December 31, 2014 and 2013	-	-
Series B preferred stock, par value $0.01 per share, 10 shares designated, 10 shares issued and outstanding at December 31, 2014 and 2013	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized, 115,282,137 and 109,156,213 shares issued and outstanding at December 31, 2014 and 2013, respectively	115,282	109,157
Additional paid-in capital	45,179,249	26,701,156
Accumulated deficit	(52,982,385)	(40,385,839)
Total stockholders' deficit	(7,687,854)	(13,575,526)
Total Liabilities and Stockholders' Deficit	$13,986,636	$8,184,071

The accompanying notes are an integral part of these consolidated financial statements.

Signal Point Holdings Corp. and Subsidiaries
Consolidated Statements of Operations
For the years ended December 31, 2014 and 2013

	2014	2013

Revenues	$16,925,194	$14,666,968
Cost of sales, excluding depreciation and amortization which is included in selling, general and administrative expense, below	13,762,145	9,968,364
Gross margin	3,163,049	4,698,604
Selling, general and administrative expense	13,660,721	10,587,155
Operating loss	(10,497,672)	(5,888,551)
Other (expense) income
Interest expense, net	(1,423,008)	(1,689,344)
Other income, net	38,624	207,439
Loss from continuing operations before income taxes	(11,882,056)	(7,370,456)
Income tax expense (benefit)	-	-
Loss from continuing operations	(11,882,056)	(7,370,456)
Loss from discontinued operations, net of tax	(114,490)	(3,122,701)
Net loss	(11,996,546)	(10,493,157)
Less: Dividends on preferred stock	600,000	600,000
Net loss attributable to common shareholders	$(12,596,546)	$(11,093,157)

Loss per share
Basic and diluted loss per common share from
Continuing operations, attributable to commons shareholders	$(0.11)	$(0.07)
Discontinued operations, attributable to commons shareholders	(0.00)	(0.03)
Net loss attributable to common shareholders	$(0.11)	$(0.10)
Weighted average number of common shares outstanding
Basic and diluted	113,136,711	109,008,268

The accompanying notes are an integral part of these consolidated financial statements.

Signal Point Holdings Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Deficit
For the Two Years Ended December 31, 2014

	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2012	1,000	$-	-	$-	106,156,213	$106,157	$15,019,203	$(29,292,682)	$(14,167,322)
Contributed capital from a principal shareholder	-	-	-	-	-	-	6,424,953	-	6,424,953
Common stock issued in connection with the acquisition of SignalShare LLC	-	-	-	-	3,000,000	3,000	4,497,000	-	4,500,000
Issuance of Series B Preferred Stock to the majority shareholder	-	-	10	-	-	-	760,000	-	760,000
Preferred stock dividends	-	-	-	-	-	-	-	(600,000)	(600,000)
Net loss for the period	-	-	-	-	-	-	-	(10,493,157)	(10,493,157)
Balance at December 31, 2013	1,000	-	10	-	109,156,213	109,157	26,701,156	(40,385,839)	(13,575,526)
Contributed capital from a principal shareholder	-	-	-	-	-	-	7,826,753	-	7,826,753
Issuance of common stock for conversion of the Robert DePalo Special Opportunity Fund, related party	-	-	-	-	2,544,268	2,544	3,050,577	-	3,053,121
Issuance of common stock for conversion of the Brookville Special Purpose Fund, related party	-	-	-	-	2,065,606	2,065	3,096,351	-	3,098,416
Issuance of common stock for conversion of the Veritas High Yield Fund, related party	-	-	-	-	516,050	516	773,557	-	774,073
Common stock issued in connection with the acquisition of Incubite	-	-	-	-	1,000,000	1,000	1,799,000	-	1,800,000
Stock based compensation	-	-	-	-	-	-	1,931,855	-	1,931,855
Preferred stock dividends	-	-	-	-	-	-	-	(600,000)	(600,000)
Net loss for the period	-	-	-	-	-	-	-	(11,996,546)	(11,996,546)
Balance at December 31, 2014	1,000	$-	10	$-	115,282,137	$115,282	$45,179,249	$(52,982,385)	$(7,687,854)

The accompanying notes are an integral part of these consolidated financial statements.

Signal Point Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2014 and 2013

	2014	2013

Cash flow from operating activities:
Net loss	$(11,996,546)	$(10,493,157)
Loss from discontinued operations	(114,490)	(3,122,701)
Loss from continuing operations	(11,882,056)	(7,370,456)
Adjustment to reconcile loss from continuing operations to net cash used in operating activities —
Depreciation and amortization	122,359	305,265
Amortization of debt discount and deferred financing costs	175,408	223,159
Amortization of intangible asset	100,000	95,833
Bad debt expense	151,680	555,096
Loss on sale of assets	57,988	31,173
Stock based compensation	1,931,855	-
Debt forgiveness
Related party interest	-	(370,045)
Other, non-related party	-	(81,851)
Changes in operating assets and liabilities:
Increase in accounts receivable	(461,227)	(83,317)
Increase in prepaid expenses and other current assets	(147,187)	(172,842)
Increase in other assets	(253,906)	(335,002)
Decrease (increase) in assets held for sale	438,743	(2,988)
Increase in accounts payable and accrued expenses	1,019,337	2,256,869
(Decrease) increase in deferred revenue and customer prepayments	(256,572)	488,233
Net cash used in operating activities of continuing operations	(9,003,578)	(4,460,873)
Net cash used in discontinued operations	(394,373)	(1,510,939)
Net cash used in operating activities	(9,397,951)	(5,971,812)
Cash flows from investing activities
Cash paid on acquisition of Signal Share LLC, net	-	(406,981)
Cash acquired from Signal Share LLC upon acquisition	-	31,289
Proceeds from sale of assets	45,000	-
Payment of software development costs	(203,802)	(67,071)
Proceeds from sale of property and equipment	-	32,288
Purchase of machinery and equipment	(19,443)	-
Net cash used in investing activities of continuing operations	(178,245)	(410,475)
Cash flows from financing activities
Contributed capital from principal shareholder	7,826,753	7,184,953
Payment of related party loans	(183,131)	(168,358)
(Repayment of) proceeds from notes payable - related party, net	(644,220)	35,351
Proceeds from (repayment of) capital lease transactions, net	5,560,074	(185,765)
Payment of Series A preferred stock dividend	(625,000)	(550,000)
Net cash provided by financing activities of continuing operations	11,934,476	6,316,181
Net cash used in financing activities of discontinued operations	-	(158,000)
Net cash provided by financing activities	11,934,476	6,158,181
Net increase (decrease) in cash	2,358,280	(224,106)
Cash, beginning of year	152,520	376,626
Cash, end of year	$2,510,800	$152,520

Supplementary disclosure of of cash flow information
Cash paid during the period for —
Interest	$866,763	$397,603
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Signal Point Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2014 and 2013
(Continued)

Supplemental disclosure or non-cash investing and financing activities:

Commons stock issued in connection with the acquisition of Incubite in 2014 and SignalShare LLC in 2013	$1,800,000	$4,500,000
Fixed assets purchased under capital lease obligation	$88,000	$418,046
Proceeds from sale of assets offset against accounts payable	$-	$145,156
Equipment purchased under financed lease payable for resale	$33,551	$520,983
Repayment of capital leases payable made by customer	$190,697	$56,099
Accounts receivable and capital lease obligation for finance transactions	$215,670	$388,719
Conversion of the Robert DePalo Special Opportunity Fund debt into equity	$3,053,121	$-
Conversion of the Brookville Special Purpose fund debt into equity	$3,098,416	$-
Conversion of the Veritas High Yield Fund debt into equity	$774,073	$-
Equipment purchased for resale acquired on account and included in accounts payable	$953,730	$-
Software development capitalized cost acquired on account and included in accounts payable	$42,820	$-
Repayment of bridge loan made directly by customer	$466,866	$-

The accompanying notes are an integral part of these consolidated financial statements.

Signal Point Holdings Corp. and Subsidiaries

Notes to the Consolidated Financial Statements

1.        Organization and Significant Accounting Policies

Description of Business - Signal Point Holdings Corp. (“Holdings”) was formed under the laws of the State of Delaware on October 3, 2012. Holdings, through its subsidiaries, provides high speed wired and wireless broadband services to customers located throughout the United States and turnkey services including all technology, infrastructure and expertise necessary to construct both temporary and permanent broadband wireless networks at large event forums, such as stadiums and concert venues.

On October 24, 2014, SignalShare Software Development Corp. was formed under the laws of the State of Delaware to hold certain assets acquired from Incubite Inc. (See Note 3).

Signal Point Corp. was formed in July 2012 (originally named SignalShare Corp., with a name change to Intellispace and finally a name change to Signal Point Corp. (“SPC”), for the purpose of acquiring certain assets and assuming certain liabilities from the bankruptcy estate of Wave2Wave Communications, Inc. (“Wave2Wave”) and subsidiaries. SPC’s acquisition of certain assets and the assumption of certain liabilities of Wave2Wave were accomplished on September 28, 2012.

Subsequently, on October 3, 2012, Holdings was formed under the laws of the State of Delaware to be a holding company for the operating assets held by SPC. Coincident with the formation of Holdings, it created a new, wholly owned subsidiary, Signal Point Telecommunications Corp. (“SPTC”). The ownership interests in SPC were transferred to Holdings and certain assets acquired and liabilities assumed related to the former operations of Wave2Wave were transferred from SPC to SPTC. The remaining acquired assets and assumed liabilities of SPC related to Wave2Wave’s wholly-owned subsidiary, RNK, Inc. (“RNK”) remained in SPC. SPC became a wholly owned subsidiary of Holdings.

Holdings is comprised of its wholly owned subsidiaries; SPTC, SignalShare LLC (“SignalShare”), SignalShare Software Development Corp. (“SignalShare Software”) and SPC (see “discontinued operations”) (collectively, the “Company”, or “We” or “Our”).

The Company is registered to transact businesses within various states throughout the United States.

Assets and Liabilities Acquired from Bankruptcy Court - On February 17, 2012, Wave2Wave and its subsidiaries (collectively referred to as the “Debtors”) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code (the “Bankruptcy Code”).  During the Bankruptcy proceeding, the Debtors remained in possession of their assets and continued management of their business as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  The Debtors filed a plan of reorganization (the “Plan”) on April 19, 2012 and subsequently determined that the Debtors were unable to raise the necessary exit financing and/or capital to fund the Debtors’ exit from Chapter 11 under the Plan.  As a result, the Debtors and their advisors had several discussions with the Managing Member of the Debtors’ first-lien and second-lien pre-petition lenders, respectively, and the managing member of the DIP Lender (the “Lender”). The Debtors and the Lender discussed, among other things, the possibility of an entity controlled by the Lender serving as the “stalking horse” for the sale of the Debtors’ assets and assumption of certain liabilities (the “Section 363 Sale”). Those discussions and ensuing negotiations among the Debtors and the Lender culminated in an Asset Purchase Agreement (the “APA”) by and among the Debtors and SPC (the “Purchaser”).  The Purchaser offered the highest bid and the Bankruptcy Court approved the sale of the Debtors’ assets to the Purchaser on September 27, 2012.  Wave2Wave and RNK converted their Chapter 11 bankruptcy filings into a Chapter 7 liquidation proceeding upon the consummation of the Section 363 Sale on September 28, 2012.  The Debtors are referred to as the “Predecessor Company,” or “Predecessor”.

Basis of Consolidation - The Company’s consolidated financial statements include the financial statements of Holdings and its wholly-owned subsidiaries, SPTC, SignalShare, SignalShare Software and SPC.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations - During the year ended December 31, 2013, the Company closed down the operations of SPC. This decision was made as a result of a continuing decline in revenues, increasing costs and Federal and state regulatory environment that continued to pressure margins in the SPC businesses. As a result of the decision to shut down SPC, all applicable employees were terminated, as were leases for facilities and office space. Meeting the definition under applicable accounting standards of a discontinued operation, all periods presented have been reclassified to present these operations as discontinued operations. Financial information in the consolidated financial statements and related notes have also been revised to reflect the results of the discontinued operations for all periods presented (See Note 4).

SPC operated in the communications services industry providing voice, data, and Internet services through residential and commercial telephone service, Voice over Internet Protocol (“VoIP”) enabled services, prepaid and post-paid calling cards, conference calling, and wholesale carrier terminations. It was a registered and certified competitive local exchange carrier (“CLEC”) providing local exchange services primarily in the New England region, and was also a licensed and registered interexchange carrier (“IXC”) or “long distance” carrier, providing domestic and international long distance services. SPC marketed its services to customers either directly or through reseller channels.

Reclassification - Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The accounting estimates that require management’s most significant and subjective judgments include revenue recognition, the valuation of long-lived assets, goodwill, the valuation and recognition of stock-based compensation expense and acquired indefinite-lived intangible assets. In addition, the Company has other accounting policies that involve estimates such as the allowance for doubtful accounts, revenue reserves, the determination of the useful lives of long-lived assets, the recognition of the fair value of assets acquired and liabilities assumed in business combinations, accruals for estimated tax and legal liabilities, valuation allowance for deferred tax assets, and cost of revenue disputes for communications services. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Cash and Cash Equivalents - For purposes of financial statements presentation, the Company considers all highly liquid investments with maturities of three months or less to be cash and cash equivalents.

Restricted Cash - Restricted cash represents collateral on letters of credit related to SPC’s building leases for the Bedford and Dedham, Massachusetts’s locations and collateral held by a State in connection with certain licenses held by SPC. In addition, during the bankruptcy period of the Predecessor Company, certain cash deposits were required to be provided to service providers as a condition to doing business with those service providers. Those deposits were either acquired as an asset in the Section 363 Sale or remained in the bankruptcy estate to be used to pay claims of the deposit holders. The restricted cash of $50,000 as of December 31, 2013 is included in the accompanying consolidated balance sheets under the line item “Assets of discontinued operations.” During 2014 the state determined this deposit was no longer needed and released the funds back to the Company.

Accounts Receivable and Allowance for Doubtful Accounts - The Company extends credit to certain customers in the normal course of business, based upon credit evaluations, primarily with 30 – 60 day terms. The Company’s reserve requirements are based on the best facts available to the Company and are reevaluated and adjusted as additional information is received.  The Company’s reserves are also based on amounts determined by using percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. Accounts are written off when they are deemed uncollectible. Further, during 2014, SignalShare entered into an agreement with one of its customers, whereby the collection would be made in 36 monthly installments. As of December 31, 2014, $167,820 and $335,640 were accounted as “Accounts Receivable Short Term Direct” and “Accounts Receivable Long Term Direct” was included in “Other assets” in the accompanying consolidated balance sheets, respectively.

The Company evaluated its accounts receivable at both December 31, 2014 and 2013 and did not record an allowance for doubtful accounts because of the assurance of collectability of those receivables at the respective periods.

Inventory - Inventory is stated at the lower of cost or market value using the first-in, first-out (FIFO) method. Inventory consists of Voice over Internet Protocol (VoIP) telephones and adapters that are sold in the normal course of business to end-user customers and resellers. Substantially all of the inventory was held on the books of SPC and was written off at June 30, 2013, when SPC, was closed, which has been classified as discontinued operations in the accompanying consolidated financial statements.

Property, equipment, and software - Property, equipment, and software are recorded at cost, using the straight-line method over the estimated useful life of the related assets as shown below.

Telephone equipment	5 – 9.5 years
Machinery and equipment	3 – 10 years
Furniture and fixtures	5 – 7 years
Vehicles	4 – 5 years
Leasehold improvements	3 years
Computer software	3 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or their reasonably assured lease terms.

Major improvements that extend the useful life or add functionality to property are capitalized.  Expenditures for repairs and maintenance are charged to expense as incurred.

At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in the consolidated statements of operations.

The Company performs periodic internal reviews to determine depreciable lives of its property, equipment and software based on input from Company personnel, actual usage and the physical condition of the Company’s property, equipment and software.

Software Development - At December 31, 2014 and 2013, SignalShare had incurred and capitalized $444,218 and $197,596, respectively, in software development costs related to its Live-Fi software system. The amounts capitalized represent the costs incurred for the use of outside vendors and do not include the capitalization of internal software development costs.  The Live-Fi software amount is included in the accompanying consolidated balance sheets under the line item “Other assets.” It is anticipated that the Live-Fi software will be fully developed in 2015 and a useful life will be determined at that time. The software will be amortized over its useful life beginning in the second half of 2015.

Accounts Payable Claims and Disputes - The Company has established a systematic approach to record accounts payable based on invoice amount, net of claims filed and acknowledged by vendors, as well as any additional credits received. Billings from carriers frequently require adjustment to reflect the Company’s correct usage of those carrier services. All claims by the Company against vendors are netted against payables to those vendors and expect to be settled through credits issued by vendors. Any additional credits received such as late fees usually waived by vendors, are generally insignificant.

Revenue Recognition - SPTC derives the majority of its revenue from monthly recurring fees and usage-based fees that are generated principally by sales of its network, carrier and subscription services and SignalShare derives revenues from the construction of both temporary and permanent broadband installation services at large event forums.

Monthly recurring fees include the fees paid by SPTC’s network and carrier services customers for lines in service and additional features on those lines. SPTC primarily bills monthly recurring fees in advance, and recognizes the fees in the period in which the service is provided.

Usage-based fees consist of fees paid by SPTC’s network and carrier services customers for each call made. These fees are billed in arrears and recognized in the period in which the service is provided.

Subscriber fees include monthly recurring fees paid by SPTC’s end-user subscribers for lines in service, additional features on those lines, and usage-based per-call and per-minute fees. Subscriber fees also consist of provision of access to data, wireless, and VoIP services. These fees are billed in advance for monthly recurring items and in arrears for usage-based items, and revenues are recognized in the period in which service is provided.

SignalShare product sales are only recognized as revenue at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery or service is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

SPTC and SignalShare also recognize revenue on the basis of the milestone method for revenue recognition for services delivered related to the installation of temporary or permanent wireless Internet solutions as per the contract arrangement and when the performance and acceptance criteria have been met and agreed to by the customer.

Revenue arises from setting up a Wi-Fi network for an event, an equipment sales contract, an equipment rental contract, consulting services and support and maintenance contracts. The table below describes the accounting for the various components of SignalShare’s revenues.

Product	Recognition Policy

Event Services (Setting up a Wi-Fi network) Workshops and Workshop Certificates	Deferred and recognized upon the completion of the event

Equipment sales	Recognized at the time delivered and installed at the customer location

Equipment rental contract	Deferred and recognized as services are delivered, or on a straight-line basis over the initial term of the rental contract

Consulting services (on Wi-Fi networks, installation, maintenance)	Recognized as services are delivered

Support and Maintenance contract	Deferred and recognized on a straight-line basis over the term of the arrangement

The Company recognizes revenue in accordance with accounting principles generally accepted in the United States (“US GAAP”), specifically Accounting Standards Codification (“ASC”) 605 “Revenue Recognition,” which requires satisfaction of the following four basic criteria before revenue can be recognized:

●   There is persuasive evidence that an arrangement exists;
●   Delivery has occurred or services have been rendered
●   The fee is fixed and determinable; and
●   Collectability is reasonably assured.

The Company bases its determination of the third and fourth criteria above on the Company’s judgment regarding the fixed nature of the fee it has charged for the services rendered and products delivered, and the prospects that those fees will be collected. If changes in conditions should cause it to determine that these criteria likely will not be met for some future transactions, revenue recognized for any reporting period could be materially adversely affected.

Company management continually reviews and evaluates the collectability of revenues. For further information please see “Accounts Receivable and Allowance for Doubtful Accounts.” The Company’s management makes estimates of future customer credits and settlements due to various disputes on pricing and other terms of the contracts, through the analysis of historical trends and known events. Provisions for customer credits and settlements are recorded as a reduction of revenue when incurred and estimable. Since any revenue allowances are recorded as an offset to revenue, any future increases or decreases in the allowances will positively or negatively affect revenue by the same amount.

Deferred Revenue and Customer Prepayments - SPTC bills customers in advance for certain of its telecommunications services. If the customer makes payment before the service is rendered to the customer, SPTC records the payment in a liability account entitled customer prepayments and recognizes the revenue related to the communications services when the customer receives and utilizes that service, at which time the earnings process is complete.

SignalShare, from time to time, enters into leasing transactions to finance certain customer projects. In these leasing transactions, SignalShare receives payment from the third-party leasing company and uses the cash received to fund the project. All revenues related to these types of projects are deferred until the project is completed and the customer has approved the installation. At that time, SignalShare records the revenue previously deferred as it has no further obligation to the customer and the earnings process is complete. As of December 31, 2014 and 2013, SignalShare recorded $737 and $558,458, respectively, in deferred revenue and $398,732 and $229,714, respectively, in prepaid expenses for incomplete customer projects.

Advertising Costs - Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2014 and 2013 were approximately $61,000 and $10,000, respectively.

Prepaid Expenses and Other Current Assets - Prepaid expenses and other current assets consist of services, insurance, maintenance contracts and refundable deposits. Other than refundable deposits, prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Cost of sales - Cost of sales consists primarily of leased transport charges and usage costs for local and long distance calls. Leased transport charges are the payments the Company makes to lease the telephone and data transmission lines it uses to connect customers to the Company’s network and to connect the Company’s network to the networks of other carriers. Usage costs for local and long distance calls are the costs incurred to connect the calls made by customers that are terminated on the networks of other carriers. These costs may include an estimate of charges for which invoices have not yet been received, and may be based upon the estimated number of transmission lines and facilities in service, estimated minutes of use, estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to have a   material impact on the operating results based on management’s historical experience.

Judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results may differ from estimates and such differences could be material.

Selling, General and Administrative Expenses - The Company’s selling, general and administrative expenses are defined as expenses incurred by the Company that relate directly to the day-to-day operations and the administration of the Company. These costs consist primarily of, but are not limited to, compensation, depreciation and amortization, commissions, selling and marketing, customer service, billing, corporate administration, engineering, personnel and other costs.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and accounts receivable. Exposure to losses on accounts receivable is principally dependent on each customer’s financial condition. The Company monitors its exposure for customer credit losses and maintains allowances for anticipated losses. The Company places its cash and cash equivalents in financial institutions insured by the Federal Depository Insurance Corporation, to the maximum amount of that coverage. Additionally, the Company limits its amount of credit exposure to any one institution. The Company has never experienced any losses in these accounts and believes that its credit risk exposure with respect to cash balances held by depository institutions is limited.

Concentrations - The Company currently leases its transport capacity from a limited number of suppliers and is dependent upon the availability of transmission facilities owned by the suppliers. The Company is vulnerable to the risk of renewing favorable supplier contracts and timeliness of the supplier in processing the Company’s orders for customers, and is at risk related to regulation and regulatory developments that govern the rates to be charged to the Company and, in some instances, whether certain facilities are required to be made available to the Company. The Company has three major suppliers: Verizon Communications, Inc. and Alteva LLC that account for a combined  50% of its carrier cost of services for the year ended December 31, 2014 and  Verizon Communications, Inc. and Level 3 that account for a combined 59% of its carrier cost of services for the year ended December 31, 2013. Verizon and Alteva LLC accounted for a combined 28% of the balance in accounts payable at December 31, 2014. Verizon and Level 3 accounted for a combined 56% of the balance in accounts payable at December 31, 2013.

The Company has no other supplier that accounts for greater than 10% of the Company’s costs of services.

Goodwill - Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. In accordance with the provisions of ASC 350 “Intangibles — Goodwill and Other” (“ASC 350”), the Company does not amortize goodwill or other acquired intangible assets with indefinite useful lives. The Company has identified two reporting units as defined in ASC 350. Goodwill is assessed for impairment at least annually, based upon the Company’s estimate of the fair value of the reporting units.

The Company assesses the carrying value of its goodwill at December 31 of each fiscal year. In accordance with the Intangibles - Goodwill and Other Topic, goodwill of a reporting unit will also be tested for impairment between annual tests if a triggering event occurs, as defined by the “Intangibles – Goodwill  and Other Topic,” that could potentially reduce the fair value of the reporting unit below its carrying value.

Testing for impairment of goodwill per US GAAP follows a two-step impairment test model and, an additional, initial qualitative assessment related to goodwill impairment. In accordance with the relevant accounting standards, the Company has chosen not to implement this initial qualitative assessment in making its impairment decision with respect to goodwill recorded in its accounts and has proceeded directly to step 1 as explained below:

●     Step 1. The carrying amount of the asset is compared with the undiscounted cash flows it is expected to generate. If the carrying amount is lower than the undiscounted cash flows, no impairment loss is recognized and Step 2 is not necessary. If the carrying amount is higher than the undiscounted cash flows, then Step 2 quantifies the impairment loss.

●     Step 2. An impairment loss is measured as the difference between the carrying amount and fair value. Fair value is defined as the price that would be received to sell an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Impairment of Long Lived Assets

In accordance with ASC 360 “Property, Plant, and Equipment” (the “PP&E Topic”), long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments determine that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest on any borrowings used to fund the assets) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The Company estimates the fair value using available market information or other industry valuation techniques such as present value calculations. In connection with the “Section 363 Sale,” property, plant and equipment acquired from the Predecessor Company were valued at its then fair value.

There has been no indication since then that the fair value of that property, plant and equipment has declined.

Other Assets

Other assets consist primarily of security deposits and deposits made to suppliers.

Fair Value of Financial Instruments

We adopted the guidance of ASC 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses, loans payable, deferred revenue and other current liabilities approximate their fair market value based on the short term maturity of these instruments. ASC 825-10 “Financial Instruments,” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

Income Taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2014 and 2013, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Legal and Contingency Reserves

The Company accounts for legal and other contingencies in accordance with ASC 450 “Contingencies.” Loss contingencies are accrued by a charge to income if two conditions are met. The first condition is that information existing prior to the issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss. The second condition is that the amount of the loss can be reasonably estimated. There were no legal or contingency reserves that met the requirements to be recorded. See Note 16 for discussion of legal and contingency matters.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows. The discussion below contains the major accounting pronouncements during the audit period.

In May 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2015-07, “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” ("ASU 2015-07"). This guidance eliminates the requirement to categorize investments within the fair value hierarchy if their fair value is measured using the net asset value ("NAV") per share practical expedient in the FASB’s fair value measurement guidance. The new standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015, The Company does not expect the adoption of ASU 2015-07 to have a material effect on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). The new standard requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015. The guidance will result only in a reclassification on the Company's balance sheet and is not expected to have any effect on the Company's operating results.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"), which amends the guidance in former Accounting Standards Codification Topic 605, "Revenue Recognition," to provide a single, comprehensive revenue recognition model for all contracts with customers. The new standard requires an entity to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in amounts that reflect the consideration to which an entity expects to be entitled in exchange for those goods or services. The new standard also requires entities to enhance disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

In July 2015, the FASB approved a one-year deferral of the effective date of this ASU. The new standard allows for either a full retrospective or a modified retrospective transition method and is effective for fiscal years beginning after December 15, 2017. The Company has not yet selected a transition method and is currently evaluating the impact ASU 2014-09 will have on its consolidated financial statements and related disclosures.

In February 2013, the Financial Accounting Standards Board (“FASB’’) issued Accounting Standards Update (“ASU’’) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income requiring new disclosures regarding reclassification adjustments from accumulated other comprehensive income (“AOCI’’). ASU No. 2013-02 requires disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes. The standard is effective for fiscal years beginning after December 15, 2012. The Company adopted this guidance beginning in the first quarter of 2013. Adoption of this guidance did not have an effect on the Company’s consolidated financial statements since the Company does not have any comprehensive income items.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force (“EITF’’)), the American Institute of Certified Public Accountants (“AICPA’’), and the Securities and Exchange Commission did not, or are not expected by management, to have a material impact on the Company’s present or future financial statements.

2.         Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred recurring net loss of $11,996,546 and $10,493,157, and generated negative cash flows from operating activities of $9,397,951 and $5,971,812 for the years ended December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, the Company had working capital deficiencies (total current liabilities exceeded total current assets) of $9,290,657 and $16,279,003, and stockholders’ deficit of $7,687,854 and $13,575,526, respectively.

The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover operating expenses for the next twelve months from the date of this report.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management's plans include attempting to improve its business profitability, its ability to generate sufficient cash flow from its operations to meet its operating needs on a timely basis, obtain additional working capital funds through equity and debt financing arrangements, and restructure on-going operations to eliminate inefficiencies to raise cash balance in order to meet its anticipated cash requirements for the next twelve months from the date of this report.  However, there can be no assurance that these plans and arrangements will be sufficient to fund the Company’s ongoing capital expenditures, working capital, and other requirements.  Management intends to make every effort to identify and develop sources of funds.  The outcome of these matters cannot be predicted at this time.  There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and continue profitable operations. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

3.         Acquisitions

Acquisition of SignalShare, LLC - On January 14, 2013, Holdings and its wholly owned subsidiary, SignalShare Acquisition Corporation (“Merger Sub”) and SignalShare and its members entered into a merger agreement whereby the members of SignalShare (the “Members”) exchanged their membership interests into rights to receive merger consideration, as set forth below, and Merger Sub merged with and into SignalShare where SignalShare became the surviving entity and Holdings became the sole member of this surviving entity. Merger Sub was dissolved immediately upon the completion of this transaction.

Holdings paid Merger consideration to the members of SignalShare of $4,950,000 comprised of (i) 3.00% of the then issued and outstanding Holdings’ Common Stock (consisting of 3,000,000 issued and outstanding shares of Common Stock issued to the Members at the Closing) valued at $4,500,000 (the then market price for sale of the Company’s shares), in exchange for 90.91% of the Member Interest, (ii) $450,000 in cash in exchange for 9.09% of the Member Interest to be paid as follows (a) an amount equal to $125,000 at Closing, (b) an amount equal to $125,000 within 24 hours following receipt by the Buyer of Audited Financial Statements (“Audit Delivery Date’’) reflecting gross revenues in the amount of at least $3,000,000 for the year ended December 31, 2012 and $100,000 of net earnings after returns, discounts and allowances computed in accordance with the Company’s accounting policies, (c) an amount  equal to $50,000 ninety (90) days after the later to occur of Closing or the Audit Delivery Date, (d) an amount equal to $75,000 one hundred twenty (120) days after the later to occur of Closing and the Audit  Delivery Date, and e) an amount equal to $75,000 one hundred eighty (180) days after the later to occur of Closing and the Audit Delivery Date. During 2014 and 2013, payments in the amount of $43,019 and $406,981, respectively, have been made, resulting in an outstanding loan balance due to the Members of $-0- and $43,019 at December 31, 2014 and 2013, respectively.

On January 14, 2013, the closing date, pursuant to the merger agreement as discussed above, Holdings assumed an outstanding promissory note of SignalShare payable to certain of its Members in the amount of $171,976.

The acquisition of SignalShare has been accounted for as a business combination. Effective January 15, 2013, the results of SignalShare’s operations are included in the Company’s consolidated financial statements.

The following tables summarize the consideration transferred to acquire SignalShare and the amounts of identifiable assets acquired and liabilities assumed based on the estimated fair value of the assets acquired which fair value was substantially equivalent to book value on the date of the acquisition and no fair value adjustments were made to either the assets acquired or the liabilities assumed.

Issuance of 3,000,000 shares of common stock to SignalShare LLC former Members	$4,500,000
Cash portion of acquisition price	450,000
Total acquisition consideration	$4,950,000

The following table summarizes the recognized amounts of assets acquired and liabilities assumed.

Current assets	$521,389
Fixed assets, net	301,405
Other assets	131,899
Current liabilities	(362,524)
Notes payable	(171,976)
Capital leases	(91,477)
Net assets acquired	328,716
Identifiable intangible assets	500,000
Goodwill	4,121,284
Total consideration	$4,950,000

The allocation to the identifiable intangible asset and goodwill is final. The intangible asset recognized is attributable to the five-year non-compete agreement that the Company has with senior executives of SignalShare. This intangible asset will be amortized and charged to expense over the five-year life of the non-compete agreements. During the years ended December 31, 2014 and 2013, $100,000 and $95,833 was amortized and charged to expense leaving a net balance of $304,167 and $404,167 at December 31, 2014 and 2013, respectively, and a remaining amortization period of thirty-six and one-half months at December 31, 2014.  There were no indications of impairment on goodwill as of December 31, 2014 and 2013.

Acquisition of Assets of Incubite, Inc. – On December 9, 2014, Holdings and its wholly-owned subsidiary, SignalShare Software Development Corp. and Incubite, Inc. (“Incubite”) and its members entered into an Agreement and Plan of Reorganization whereby Incubite exchanged the assets of Incubite for interest in Holdings that were distributed to the Incubite Members. The acquisition of Incubite has been accounted for as an asset acquisition.

Holdings paid consideration to the members of Incubite of $1,800,000 comprised of 1,000,000 shares of Common Stock of Holdings issued to the Incubite Members at the Closing.

The following table summarizes the recognized amounts of assets acquired.

Identifiable intangible assets	$1,800,000
Total consideration	$1,800,000

4.        The Shutdown of SPC and Its Presentation as Discontinued Operations

Shutdown of SPC

On June 30, 2013, the Company closed down the operations of SPC. This decision was made as a result of a continuing decline in revenues, increasing costs and Federal and state regulatory environment that continued to pressure margins in the SPC businesses. As a result of the decision to shut down SPC, all applicable employees were terminated, as were leases for facilities and office space.

Discontinued Operations Presentation

As disclosed above, SPC was closed on June 30, 2013 and all operations at that subsidiary ceased. Therefore, at December 31, 2014 and 2013, SPC is presented in the consolidated financial statements as discontinued operations and its financial results are summarized as one-line items in the consolidated financial statements.

The termination of this operation resulted in the Company focusing on its broadband businesses which business is accomplished through its SPTC and SignalShare subsidiaries.

The primary components of the amounts reported as discontinued operations are summarized in the following table.

Loss from Discontinued Operations

	For the Years Ended December 31,

	2014	2013

Revenues	$-	$2,764,739
Cost of sales	-	3,455,165
Gross profit	-	(690,426)
Selling, general and administrative expenses	-	2,413,464
Other expenses	114,490	19,291
Other income	-	(480)
Loss from discontinued operations before income taxes	(114,490)	(3,122,701)
Income taxes	-	-
Loss from discontinued operations, net of tax	$(114,490)	$(3,122,701)

Assets and Liabilities of Discontinued Operations

	As of December 31,

	2014	2013

Assets
Cash	$-	$27,750
Total current assets	-	27,750
Other assets	-	50,000
Total assets of discontinued operations	$-	$77,750

Liabilities
Accounts payable and accrued expenses	$2,939,231	$3,296,410
Other liabilities	198,825	199,278
Total liabilities of discontinued operations	$3,138,056	$3,495,688

5.Property, Equipment and Software, net

Property, equipment and software consist of the following:

	Balance at December 31,

	2014	2013

Property, Equipment and Software
Machinery and equipment	$5,146,279	$5,049,299
Equipment offsite	121,808	121,808
Furniture, fixtures and equipment	145,154	136,164
Software	127,060	125,587
Trucks and autos	36,040	36,040
Total property, equipment and software	5,576,341	5,468,898
Less: accumulated depreciation	(5,130,085)	(5,007,727)
Property, equipment and software, net	$446,256	$461,171

Depreciation and amortization expense was $122,358 and $305,265 for the years ended December 31, 2014 and 2013, respectively. Depreciation and amortization expense for all periods was included in the selling, general and administrative expense caption in the accompanying consolidated statements of operations.

During 2014, the Company sold certain assets held for resale for total proceeds of $45,000. The Company recognized a gain of $44,250 on the sale related to this transaction. In addition, during 2014, management evaluated the carrying value of assets held for resale and recorded a write off of $102,238.

In 2013, an agreement was made with Signal Source Technologies (SST) to sell off old assets that SignalShare had used to deliver temporary Wi-Fi services. However, some assets were under lease.
Therefore, the following two separate agreements were entered:

(a) Sale of assets for the total proceeds of $177,444: The Company incurred a loss of $31,173 on the sale related to this transaction. Further, out of the total sales proceeds, $145,156 was directly offset against an accounts payable balance due to SST.

(b) Lease reimbursements in the amount of $137,712: The lease liability could not be transferred to SST. It was agreed that SST would reimburse SignalShare for the lease payments made up to that point. In addition, SignalShare would invoice SST monthly for the amount of the lease obligation. SignalShare would still have full responsibility to the leasing companies for the remaining payments. Title to the assets would remain with SignalShare until the leases were fully paid.

During the years ended December 31, 2014 and 2013, SignalShare recorded lease reimbursements of $135,768 and $199,425, respectively, under “other income” in the accompanying consolidated statements of operations.

6.        Capital Lease Obligations

The Company had several capital lease obligations. Property under those capital lease obligations (included in property, equipment and software) at December 31, 2014 and 2013 consist of the following:

	2014	2013

Capital Lease Property
Machinery & equipment	$564,228	$476,228
Software	125, 587	125,587
Less: Accumulated depreciation	(274,815)	(192,512)
Net capital lease property	$415,000	$409,303

Depreciation and amortization expense of leased property under capital lease obligations amounted to $82,303 and $118,905 for the years ended December 31, 2014 and 2013, respectively.

SignalShare Lease Transactions - Capital

Future minimum lease obligations under the capital leases consist of the following for the year ending December 31,

Year	Amount

2015	$2,693,337
2016	2,982,531
2017	2,628,026
2018	109,642
Total	8,413,536
Less – amounts representing interest	(1,305,138)
Present value of net minimum lease payments	7,108,398
Less: Current portion	(2,275,536)
Net long-term portion	$4,832,862

SignalShare Lease Transactions – Finances

SignalShare finances certain sales to customers through a third-party leasing company on their behalf. Once the equipment installation is complete, SignalShare recognizes the revenues and costs related to these transactions. Payments to the third-party leasing company are made directly by SignalShare’s customer and, if applicable, the customer has the option to purchase the equipment at the end of the lease for an additional payment.

At the inception of the lease, the third-party leasing company remits cash to SignalShare in an amount equal to the amount of the lease, less finance costs to be collected over the lease term. SignalShare purchases the equipment and completes the installation. The equipment is immediately expensed, as are the costs of the installation and the finance component of the lease is charged to cost of goods sold. Thus all of the revenue and costs are recorded immediately upon completion of the installation.

During the latter part of 2013 and year ended 2014, SignalShare purchased equipment to fulfill a customer sales order amounting to $520,983 and $1,069,521, but the installation was not completed as of December 31, 2013 and 2014, respectively and, accordingly, that equipment has been presented as “Equipment purchased for resale” in the accompanying consolidated balance sheets.

SignalShare is the lessee and is ultimately responsible for the payments under the lease. Since the equipment is installed on the customer’s property, the customer controls the equipment and the ultimate decision with regard to purchasing the equipment at the end of the lease term, SignalShare records an accounts receivable and a lease liability in its accounting books and records. The accounts receivable and lease liability are offset each month as the customer makes payments directly to the third-party leasing company. Where leases extend beyond twelve months, the related accounts receivable and payable are discounted at the imputed interest rate in the lease. In effect, SignalShare is a guarantor of the lease in the event that its customer does not make the required lease payments. Since the inception of this program in mid-2013, SignalShare has not had to make any lease payments on behalf of any customer.

The lease related accounts receivable and the lease obligations, together with the balance sheet caption that contains each amount are as follows:

	Balance at December 31,

	2014	2013
Lease accounts receivable
Current portion (accounts receivable)	$149,507	$133,892
Long-term portion (other assets)	208,086	198,729
Total lease accounts receivable	$357,593	$332,621

Lease obligations
Current portion (capital leases payable)	$149,507	$133,892
Long-term portion (non-current lease obligations)	208,086	198,729
Total lease obligations	$357,593	$332,621

Leases payable incurred on behalf of customers during the years ended December 31, 2014 and 2013, amounted to $215,670 and $461,871, respectively. Repayment of capital lease payable made by customers directly to the third party leasing company during the years ended December 31, 2014 and 2013 amounted to $190,697 and $56,099, respectively.

SignalShare Lease Transactions- Bridge

During the year ended December 31, 2014, SignalShare received a bridge lease of $933,733 for a Wi-Fi overlay expansion project at the Sands Expo. The deal was amended and payment terms were documented in the Purchase Order Pay Proceeds Assignment Agreement, dated June 19, 2014. This arrangement was not a traditional lease. As of December 31, 2014, this loan was fully repaid.

During the year ended December 31, 2014, SignalShare received a 2nd bridge lease of $1,238,003 for a Wi-Fi overlay expansion project at the Sands Expo. The deal was amended and payment terms were documented in the PO Pay Proceeds Assignment Agreement, dated July 7, 2014. This arrangement was not a traditional lease. During the year ended December 31, 2014, the customer repaid one half of the loan amount directly to the third party leasing company and the remaining balance by SignalShare. As of December 31, 2014, this loan was fully repaid.

Below is summary of above all three SignalShare lease transactions at December 31, 2014:

	Capital Leases	Finance Leases	Bridge Leases	Total as of December 31, 2014

Leases payable - current portion	$2,275,536	$149,507	$-	$2,425,043
Leases payable - long tern portion	4,832,862	208,086	-	5,040,948
Total leases payable	$7,108,398	$357,593	$-	$7,465,991

7.Notes Payable — Related Parties

A summary of the outstanding balance of the various notes payable is as follows:

	Balance at December 31,

	2014	2013

Brookville Special Purpose Fund	$2,284,161	$5,477,950
Veritas High Yield Fund, net of $43,258 and $160,966 unamortized debt discount at December 31, 2014 and 2013, respectively	615,470	1,611,623
Robert DePalo Special Opportunity Fund	-	3,053,121
Total notes payable – related parties	2,899,631	10,142,694
Less: current portion of notes payable – related parties	(832,030)	(7,364,110)
Long-term portion of notes payable, related party	$2,067,601	$2,778,584

On March 31, 2014, the Brookville Special Purpose Fund maturity date was extended to January 1, 2016 and the Veritas High Yield Fund maturity date was extended to April 1, 2016. The notes have been converted to a payment schedule that will fully amortize the existing balances of the notes payable by the maturity dates of the notes. The interest rates for these two notes payable remain at the originally negotiated 14% interest rate per annum.

Accrued interest related to the Brookville Special Purpose Fund, the Veritas High Yield Fund and the Robert DePalo Special Opportunity Fund was capitalized as part of the balance of these notes payable at December 31, 2013 and are included in the repayment obligations of the Brookville Special Purpose Fund and the Veritas High Yield Fund. The capitalized interest on the Robert DePalo Special Opportunity Fund was included in the conversion of that note payable to Holdings’ common equity on March 14, 2014 described in Note 12.

On March 14, 2014, the $3,053,121 balance of the Robert DePalo Special Opportunity Fund was converted to equity in Holdings using an agreed upon $1.20 per common share valuation.

In addition, on March 31, 2014, there were additional conversions of Brookville Special Purpose Fund and Veritas High Yield Fund notes payable to equity, both conversions using a value of $1.50 per common share. There were conversions of $3,098,416 of the principal amount of Brookville Special Purpose Fund notes payable into 2,065,607 shares of Holdings’ common stock. There were conversions of $774,073 of the principal amount of Veritas High Yield Fund notes payable into 516,050 shares of Holdings’ common stock.

For the years ended December 31, 2014 and 2013, the Company amortized $117,708 and $175,917, respectively, of debt discount and $57,702 and $47,241 of deferred financing costs, respectively.

A schedule of principal payments for the Brookville Special Purpose Fund and the Veritas High Yield Fund notes payable, by year, is set forth below.

Year	Amount

2015	$875,288
2016	2,067,601
Total	2,942,889
Less: unamortized debt discount	(43,258)
Total notes payable – related parties	$2,899,631

8.        Other Related Party Notes Payable

Loan Payable to Majority Shareholder

During 2013, the majority shareholder made short-term, non-interest bearing loans to Holdings. The balance of the loan was $35,351 at December 31, 2013.

SignalShare Note Payable

Prior to the acquisition by Holdings, on March 30, 2012, SignalShare assumed a $171,976 promissory note due to a member of SignalShare that was previously issued by a company under the control of certain members of SignalShare, in exchange for outstanding accounts payable. The original promissory note assumed by SignalShare was to mature on March 30, 2015 (the “Maturity Date”) and bore interest at 10% per annum from the due date of the note through the date of payment. The promissory note was secured by certain membership interests in SignalShare. The entire balance was paid in full by December 31, 2014.

On January 14, 2013, pursuant to the merger agreement between SignalShare and Holdings, Holdings assumed the outstanding promissory note in the amount of $171,976. The note was payable in eighteen monthly installments of $9,556 with payment to start on June 15, 2013 (the 15th day of the month following receipt of the audited financial statements of SignalShare, LLC, which financial statements were received on May 2, 2013). All scheduled installment payments have been made through December 31, 2014 and the note has been paid off in full by that date.

The following table summarizes the related party loans at December 31,

Description	2014	2013

Loan payable to majority shareholder	$-	$35,351
Loan payable for SignalShare acquisition	-	43,019
Note Payable to SignalShare Members	-	105,087
Loans payable – related parties	$-	$183,457

9.     Related Party Transactions — Stockholders

The majority shareholder of the Company manages the Brookville Special Purpose Fund, the Veritas High Yield Fund and the Robert DePalo Special Opportunity Fund.

The Series A preferred stock is owned by Allied International Fund, Inc. (“Allied”), a company whose president is the wife of to the majority shareholder. The Series A preferred stock was issued to Section 363 Sale in exchange for certain guarantees and other consideration.  Allied under the Holdings recognized Series A Preferred Stock dividends in the amount of $600,000 for each of the years ended December 31, 2014 and 2013. Preferred stock dividends payable amounted to $25,000 and $50,000 as of December 31, 2014 and 2013, respectively, which has been included in accrued expenses and was paid in 2015 and 2014, respectively.  See Note 17.

The majority shareholder of the Company is also a major shareholder and the former Chief Executive Officer of Arjent Limited, an investment banking and advisory company. During the year ended December 31, 2014, the Company made payments to Arjent, Ltd., totaling $1,000,000 for investment banking services related to introductions to potential European acquisition candidates.

10.      Accrued Expenses

Accrued expenses consist of the following:

	Balance at December 31,
	2014	2013

Cost of service	$498,193	$272,171
Selling, general and administrative expense	278,852	208,294
Compensation	135,016	43,671
Total	$912,061	$524,136

11.      Operating Lease Commitments

The Company leases office space in New Jersey and North Carolina under operating leases that expire at various dates through 2019. The office leases require the Company to pay escalating rental payments over the terms of the leases. The Company accounts for rent expense in accordance with ASC 840, “Leases”  that requires rentals to be charged to income on a straight-line basis. The Company performs a deferred rent analysis when a new lease is entered into and when the current leases have been renewed or amended. Rent expense was $312,563 and $288,461 for the years ended December 31, 2014 and 2013, respectively.

The following table summarizes the future minimum lease commitments under non-cancelable operating office leases as of December 31, 2014.

Year Ending December 31,	Amount

2015	$312,216
2016	332,366
2017	339,440
2018	346,561
2019	172,565
Total	$1,503,148

12.       Stockholders’ Deficit

As of December 31, 2014 and 2013, the Company has 150,000,000 shares of common stock authorized with a par value of $0.001 per share and 115,282,137 and 109,156,213 shares issued and outstanding, respectively.

Contributions by Majority Shareholder

During 2014, the Company’s majority shareholder contributed $7,826,753 which amount was recorded as additional paid-in capital and was allocated to contributed capital from majority shareholder.  In January 2013, the Company’s majority shareholder contributed $7,184,953 which amount was recorded as additional paid-in capital and was allocated as $6,424,953 to contributed capital from majority shareholder and $760,000 attributed to the value of the Series B preferred stock.

The purchase of SignalShare on January 14, 2013

On January 14, 2013, Holdings acquired all of the membership interests in SignalShare, LLC in exchange for a short-term note in the amount of $450,000 (of which, $43,019 was outstanding at December 31, 2013 and the issuance of three million shares of Holdings common stock valued at $1.50 per share (the price at which Holdings common equity was being sold in a contemporaneous transaction) for a total acquisition price of $4,950,000.

The purchase of Incubite on December 9, 2014

On December 9, 2014, in exchange for the assets of Incubite, Holdings issued 1,000,000 shares of Common Stock of the Company valued at $1.8 million.

Conversion of debt to equity

On March 14, 2014, in connection with signing the merger agreement with Roomlinx (see Note 17), the $3,053,121 balance of The Robert DePalo Special Opportunity Fund was converted into equity in Holdings using an agreed upon $1.20 per common share exchange price.

In addition, on March 31, 2014, there were additional conversions of Brookville Special Purpose Fund and Veritas High Yield Fund notes payable to equity, both conversions using an exchange price of $1.50 per common share. There were conversions of $3,098,416 of the principal amount of Brookville Special Purpose Fund notes payable into 2,065,607 shares of Holdings’ common stock. There were conversions of $774,073 of the principal amount of Veritas High Yield Fund notes payable into 516,050 shares of Holdings’ common stock.

As of December 31, 2014 and 2013, the Company had 10 million preferred shares authorized with a par value of $0.01 per share.

The Company has designated 1,000 shares as Series A Preferred Stock all of which shares are issued and outstanding as of both December 31, 2014 and 2013. The Series A Preferred Stock pays a monthly dividend of the greater of 1% of gross revenues or $50,000 and matures on December 31, 2021.

In addition, in June 2013, the Company designated 10 shares of Series B Preferred Stock, which was issued and outstanding at December 31, 2014 and 2013.

Series A Preferred Stock

As part of the application of fresh-start accounting on September 29, 2012, the fair value of the preferred stock was calculated as $1,650,000 (based upon discounting the anticipated stream of expected minimum dividend payments at an appropriate discount rate; which is considered a level 2 fair value determination) and an adjustment was made to additional paid-in capital for $1,649,990 (the difference between the determined fair value of $1,650,000 and the carrying cost of the Preferred Stock of $10 and which is classified as a liability).

The Preferred Stock ranks (i) senior to all of the Common Stock, par value $0.001 per share; (2) senior to any class or series of capital stock of the Predecessor Company and (3) on parity with any class or series of capital stock of the Predecessor Company created specifically by making its terms on parity with the Series A Preferred Stock; in each case as to distributions of assets upon liquidation, dissolution or winding up of the Predecessor Company, whether voluntary or involuntary. The Preferred Stock has a liquidation value of $5,000 per share. The holder of the Series A Preferred Stock has a security interest and agreement and a UCC financing statement outstanding with a lien of $3,200,000 as the date of this report.

Dividends payable on the shares of Preferred Stock were initially an aggregate amount equal to one percent (1%) of the aggregate gross revenues per month of the Predecessor Company and any of its consolidated subsidiaries, joint ventures, partnerships and/or licensing arrangements. Subsequent to entering into the Allied Preferred Stock transaction, the dividend terms were amended such that the amount of the monthly dividend was changed to 1% of revenue or $50,000 per month, whichever calculation produces a higher dividend (See Note 17).

Series B Preferred Stock

In July 2013, the Company authorized the issuance of 10 shares of Series B preferred stock (“Series B Preferred Stock”) to the majority shareholder. There are no cash and/or cumulative dividends authorized for the Series B Preferred Stock, but the provisions of the Series B Preferred Stock permit the holder to  exercise control over a broad range of Company actions.

The Series B Preferred Stock provides the holder with the following rights and certain control authority;

●
The Series B Preferred Stock entitles the holder (the “Series B Holder”) to vote the Series B Shares up to a number of votes equal to sixty percent (60%) of the issued and outstanding shares eligible to vote at a meeting or to be voted via a written consent.

●
The Series B Holder is entitled to designate one board member (the “Series B Designee”).  The Series B Designee is entitled to vote up to sixty percent (60%) of the votes eligible to be cast at any Board of Directors Meeting or an action taken by written consent.

●	The Series B Holder is entitled to the following rights:

■
the authority of the increase or decrease the number of authorized shares of any series of the Common Stock or any Preferred Stock or authorize the issuance of or issue any shares of Common Stock or Preferred Stock;

■	modify any organizational document of the Company or any subsidiary of the Company;

■	approval of any issuance of any indebtedness or debt security by the Company or any subsidiary, other than in the ordinary course of business;

■	the authority to approve any encumbrance or lien upon any of its properties or assets now owned or hereafter acquired by the Company;

■
the authority to assume, guarantee, endorse or otherwise become liable upon the obligation of any person, firm or corporation (other than wholly-owned subsidiaries of the Company), except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

■	the authority to increase the authorized number of directors constituting the Board from the number which currently exists;

■	the authority to declare bankruptcy, dissolve, liquidate or wind up the affairs of the Company or subsidiary of the Company;

■	the authority to effect, or enter into any agreement to effect any transaction that results in a Change of Control (as defined);

■	the authority to replace and/or terminate the Company’s Chief Executive Officer, President and/or Chairman of the Board of Directors;

■	the authority to modify and/or change the nature of the Company's business;

■
the authority to acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person or entity, or enter into any joint venture with any other person or entity, for aggregate consideration greater than $100,000 including the direct or indirect assumption of liabilities);

■
the authority to enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company's ability to perform its obligations under this Certificate of Designation or restricts the rights of the Series B Holder hereunder;

■	the authority to amend, modify or adopt any Equity Incentive Plan of the Company;

■	the authority to retain any employee for compensation in excess of $75,000 per annum;

■	The Series B Holder is also entitled to certain periodic meetings with the Board;

■
authorize an offering or contemplation of any transaction pursuant to which the Company shall issue or sell to any person or entity shares of any class of Common Stock or Preferred Stock or any other equity interest of the Company (including, but not limited to, any instrument that is convertible into Common or Preferred Stock of the Company); and

■
The Series B Holder shall have exclusive control over Signal Point Holdings Corp.’s bank accounts as identified in the Corporation’s books and records and shall have access to all operating accounts of Signal Point Holdings Corp. and any of its subsidiaries.

The Series B Preferred Stock terminates by its terms on December 31, 2021 and was valued at $760,000 (determined on a discounted cash flow basis, which is a level 2 fair value measurement).

On May 27, 2015, the Board of Directors voted to terminate the Series B Preferred Stock as a result of the indictment by the New York District Attorney of Robert DePalo, the only holder of Series B Preferred Stock, for various offenses related to foreign investors and a complaint filed by the Securities and Exchange Commission upon similar grounds. In addition, the Board voted to take all necessary steps to terminate any controls Robert DePalo had with respect to the Company as a result of the Series B Preferred Stock.  Mr. DePalo has disputed this termination (See Note 17).

13.       Stock Option Plans and Stock Appreciation Rights

Company Stock Option Plan

On April 15, 2013, our Board of Directors and stockholders adopted the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). The purpose of the 2013 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2013 Plan, we are authorized to issue up to 5,000,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The 2013 Plan will be administered by our board of directors unless and until authority has been delegated to a committee of the Board of Directors.

Our Board of Directors, or a committee of the thereof, will determine the terms of options and other awards, including

●     Interpret the provisions of the 2013 Plan and all stock rights and to make all rules and determinations, which it deems necessary or advisable for the administration of the 2013 Plan;

●    The determination of which employees, directors and consultants will be granted options and other awards;

●     The determination of the number of shares for which a stock right or stock rights shall be granted, provided, however, that in no event shall stock rights with respect to more than 300,000 shares be granted to any participant in any fiscal year; and

●      Exercise such other duties as necessary to successfully administer the 2013 Plan.

The annual increase in the number of shares shall be equal to the lesser of:

●     1,000,000 or the equivalent of such number of shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction;

●     3% of the number of outstanding shares of common stock on such date; and

●     An amount determined by the board of directors.

The following are the assumptions utilized in the estimation of stock-based compensation related to the options granted for the year ended December 31, 2014:

2014

Expected term	5 years
Expected volatility	195%
Risk free interest rate	1.07%
Dividend yield	0%

  A summary of SAR activity is presented below:
	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value Per Share

Outstanding at January 1, 2014	-	$-
Granted	795,000	1.80	4.9
Forfeited	-
Outstanding at December 31, 2014	795,000	1.80	4.9	$-

Exercisable at December 31, 2014	-

Un-exercisable at December 31,2014	795,000	$1.80	4.9	$-

The Company recorded stock-based compensation expense of $27,398 for the year ended December 31, 2014. The amounts are recorded in selling, general and administrative expense in the consolidated statements of operations. There were no options that vested and became exercisable during the years ended December 31, 2014 and 2013.  At December 31, 2014, there was approximately $1.4 million in unrecognized compensation cost related to options that will be recorded over future periods of approximately three year.

The 2014 Stock Appreciation Right Agreement

On August 12, 2014, the Board of Directors authorized the Company to enter into a Stock Appreciation Right Agreement (the “Agreement”) by and between the Company and two current officers and a consultant for the Company (the “Recipients”). The Agreements granted stock appreciation rights (“SARs”) as an inducement for the Recipients to promote the best interests of the Company and its stockholders. The spread between the then fair market value of the Company’s common stock, par value $0.001 per share (“Common Stock”) and the then fair market value of the stock on the date of exercise shall be payable to the Recipients, less applicable tax withholdings.

The SARs will be deemed exercised upon the consummation by the Company of any change in control event (as defined) and Recipients paid to spread. To the extent that there are changes in the number or kind of Common Stock outstanding as a result of a business transaction (e.g., merger, reorganization or any extraordinary or unusual event), the number of SARs granted to the Recipients will be appropriately adjusted to reflect any increase or decrease in the number of shares related to that business transaction. The SARs are subject to graded vesting provisions and may only be exercised when the Recipients SARs have vested. The SARs will vest 50% on January 10, 2015 and 50% on January 10, 2016 and the SARs may only be exercised in the year in which they vest. Vested SARs that remain unexercised at the end of a vesting year will expire at that time. Any unvested SARs will be immediately forfeited and canceled in the event that a Recipient’s employment or other service with the Company is terminated for any reason.

Set forth below is information with regard to the individuals, number of shares and exercise price of the SARs issued as of October 30, 2014.

●	Aaron Dobrinsky, President or an entity of his choosing, SARs were authorized for 3,500,000 shares of Common Stock at $0.50 per share, provided Mr. Dobrinsky remains employed by the Company.
●
Christopher Broderick, Chief Operating Officer, or an entity of his choosing SARs were authorized for 3,500,000 shares of Common Stock at $0.50 per share, provided Mr. Broderick remains employed by the Company.

●
SAB Management LLC, an entity owned by Andrew Bressman, Managing Director and his wife, SARs were authorized for 8,500,000 shares of Common Stock at $0.10 per share, provided Mr. Bressman remains employed by the company.

  The following are the assumptions utilized in the estimation of stock-based compensation related to the SARs granted for the year ended December 31, 2014:

2014

Expected term	2 years
Expected volatility	221%
Risk free interest rate	0.48%
Dividend yield	0%

A summary of SAR activity is presented below:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value Per Share

Outstanding at January 1, 2014	-	$-
Granted	15,500,000	0.28	2.0
Forfeited	-
Outstanding at December 31, 2014	15,500,000	0.28	2.0	$1.52

Exercisable at December 31, 2014	-

Un-exercisable at December 31,2014	15,500,000	$0.28	2.0	$1.52

The Company recorded stock-based compensation expense of $1,904,487 for the year ended December 31, 2014. The amounts are recorded in selling, general and administrative expense in the consolidated statements of operations. There were no SARs that vested and became exercisable during the years ended December 31, 2014 and 2013.  At December 31, 2014, there was approximately $11.5 million in unrecognized compensation cost related to SARs that will be recorded over future period of approximately one year.

14.       Income Taxes

Tax returns for Holdings and its subsidiaries have not been prepared and filed for the year ended December 31, 2014. It is not expected that Signal Point Holdings Corp. and its subsidiaries would have a tax liability for any periods included in the accompanying consolidated financial statements.

At December 31, 2014 and 2013, the Company had federal and state net operating loss carry forwards of approximately $51.6 million and $39.6 million, respectively, that begin to expire in 2022.

	December 31,
	2014	2013

Statutory federal income tax rate	35.0%	35.0%
Combined average statutory state and local income tax rate (7.4%) net of federal benefits	4.8%	4.8%
Net operating losses and other tax benefits for which no current benefit is being realized	(39.8)%	(39.8)%
Effective tax rate	0.0%	0.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing the deferred tax asset and liabilities result principally from the following for the years ended December 31, 2014 and 2013.

	Balance at December 31,
	2014	2013
Deferred tax asset:
Net operating loss carry forwards	$18,071,000	$13,873,000
State and local net operating loss carryforwards	2,478,000	1,902,000
Less: valuation allowance	(20,549,000)	(15,775,000)
Net deferred tax asset	$-	$-

15.      Concentrations

The Company’s revenues can be split into three broad categories; wholesale (the CLEC-based business of SPC, for the period prior to June 30, 2013 when SPC was shut down), managed services provider for small and mid-size businesses and wired and wireless broadband services for large venues.

For the years ended December 31, 2014 and 2013, there were no customers that accounted for more than 10% of consolidated revenues.

16.      Commitments and Contingencies

Non-Income Taxes

The Company remits state excise tax on various telecommunication services, as it is the Company’s position that the telephone service originates in the states where the equipment or customers are located or the services are rendered. State taxing authorities are constantly revising the laws and regulations with regard to telecommunication services and therefore, the Company is subject to potential excise tax in other jurisdictions based upon these constantly changing laws and regulations. However, the Company cannot determine such potential amount as of December 31, 2014 and 2013.

Litigation

The Company is party to various legal proceedings and claims related to its normal business operations. In the opinion of management, the Company has substantial and meritorious defenses for these claims and proceedings in which it is a defendant, and believes these matters will be ultimately resolved without a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. The aggregate provision for losses related to contingencies arising in the ordinary course of business is not material, individually or in the aggregate, to the consolidated operating results for the years ended December 31, 2014 and 2013.

USAC Settlement

SPC and SPTC owed certain amounts to the Universal Service Access Company (“USAC”) associated with Universal Service Fund Fees mandated by the Telecommunications Act of 1996 and the Federal Communications Commission. As a result, SPTC entered into a payment plan with USAC that would pay down the remaining balance of approximately $163,000 over a period of 24 months at 12.75% interest per annum beginning on April 15, 2015. Monthly payments of approximately $7,700 are due on the 15th of each month until April 2017. The liability has been recorded in account payable at December 31, 2014.

Syniverse Settlement

SPC settled outstanding amounts due to Syniverse Technologies amounting to approximately $260,000 for approximately $88,000 payable over 48 months. Payments began in April 2014 with the final monthly payment due in March 2018. The liability has been recorded in account payable at December 31, 2014.

Other

The Company is dependent on the use of incumbent local exchange carriers’ local and transport networks and access services to provide telecommunications services to its customers. Charges for leasing local and transport network components and purchasing special access services historically have made up a significant percentage of both the Company’s and the Predecessor Company’s overall cost of providing telecommunications services to its customers. These network components and services are purchased in each market through interconnection agreements, special access contracts, commercial agreements or a combination of such agreements from the incumbent local exchange carrier, or, where available, from other wholesale network service providers. These costs are recognized in the period in which the services are delivered and are included as a component of the Company’s cost of sales.

17.  Subsequent Events

Merger with Roomlinx

Pursuant to the terms and conditions of a Subsidiary Merger Agreement (”SMA”) dated as of March 27, 2015, by and among the Company, Roomlinx Inc. (“Roomlinx”), SignalShare Infrastructure, Inc. (“SSI”) and RMLX Merger Corp., the Company completed the merger with Roomlinx (the “Closing”).  Under the SMA, the Roomlinx’s wholly-owned subsidiary RMLX Merger Corp., a Delaware corporation, was merged with and into Holdings, with Holdings and its operating subsidiaries surviving as a wholly-owned subsidiary of the Roomlinx (the “Merger”).  Following the February 10, 2015 termination of the original Merger Agreement, the SMA was negotiated based upon, among other things, significantly revised settlement agreements with Roomlinx’s major creditors.  These included, among other things, Cenfin LLC, Roomlinx’s secured lender, obtaining 5% of the approximately 15% of the issued and outstanding fully diluted post-merger common stock of Roomlinx.  The existing business of Roomlinx was transferred into a newly-formed, wholly-owned subsidiary named SSI.  The Roomlinx’s then President and Chief Executive Officer, Michael S. Wasik, resigned from all positions with the parent company of Roomlinx and was named President and Chief Operating Officer of SSI.  As a result of the Merger, the shareholders of Holdings, a privately-owned Delaware corporation, received an aggregate of approximately 85% of the common stock of Roomlinx.  The merger consideration was determined by the Company, after a thorough review of prospective acquisitions, the benefits of the proposed transaction, including access to capital, increased market opportunities and reach, perceived synergies, efficiencies and other financial considerations, as well as a strategic growth plan contemplated by management of the combined entity.

Upon the Closing, the Roomlinx assumed certain obligations of Holdings and transferred substantially all of the assets and liabilities (other than assets consisting of contracts for which no consent to assignment has been obtained) into SSI, a newly-formed Nevada corporation, wholly-owned by Roomlinx.  As a result of the foregoing, SSI, Holdings and their respective subsidiaries are now the principal operating subsidiaries of Roomlinx.

As of October 20, 2015 Robert DePalo beneficially owns approximately 30% of the issued and outstanding common stock of Roomlinx. In connection with the SMA Mr. DePalo resigned as a director, officer and/or employee of Holdings (and any subsidiaries thereof) in May 2015. As a result, Mr. DePalo has not been and will not be involved in the day to day management of the Roomlinx or any of its subsidiaries.

Mr. DePalo is also the sole holder of the Series B Preferred Stock of Holdings, which provides Mr. DePalo with voting control over most of the operations of Holdings (see Note 12 above). Furthermore, pursuant to the terms and conditions of the SMA, Roomlinx is required to take certain actions to adopt the Series B Preferred Stock following the closing of the SMA. As a result of the proceedings described below against Mr. DePalo, the Board of Directors of the Roomlinx voted in the best interests of Roomlinx to terminate Roomlinx’s obligation to adopt the Series B Preferred Stock pursuant to the terms of the SMA. In addition, the Board of Directors of Roomlinx voted to take all steps necessary to terminate Mr. DePalo’s control over Holdings, including, but not limited to, access and control to its bank accounts.  Mr. DePalo disputes the termination and the parties are in negotiations regarding the matter.  The ultimate outcome of this dispute cannot be determined at this time.

On May 20, 2015, the New York County District Attorney charged Robert DePalo with various offenses relating to foreign investors. Simultaneously, the Securities and Exchange Commission (the “SEC”) commenced an action against Mr. DePalo (et al.) in the Southern District of New York based on the same facts alleged by the New York District Attorney. A copy of the complaint can be found on the SEC’s website, www.sec.gov. The Company takes seriously the New York County District Attorney and SEC actions and will monitor these actions very closely.

Holdings has no knowledge and cannot provide any further details regarding these proceedings against Mr. DePalo. The allegations described therein have no relation to Roomlinx, Holdings or any of theirs subsidiaries.

Amendment and default of Roomlinx debt

On June 30, 2015, Roomlinx entered into the First Amendment to the Amended and Restated Revolving Credit Agreement, dated as of June 30, 2015 (the “Amendment”), by and among Roomlinx, SSI and CenFin.

The material terms of the Amendment provided that CenFin would be entitled to 33% of the gross proceeds raised in any equity or debt financing activities by either Roomlinx or SSI, not including operational leases, for so long as there is any outstanding balance under the Credit Agreement (the “CenFin Equity Payment Obligation”).

The terms of the Amendment required Roomlinx to enter an Account Control Agreement reflecting the modifications set forth in the Amendment. In consideration of the Amendment, Roomlinx and SSI released the Lender from all claims related to the loan documents.

On September 30, 2015, Roomlinx and its affiliate SSI, received a notice of default under the Amended and Restated Revolving Credit and Security Agreement dated June 30, 2015 (Agreement).  The notice alleges that the Roomlinx and SSI were in default of the Agreement due to the failure to make payments equaling $252,250.00 and seeks to enforce its rights under the Agreement.

On October 7, 2015, in settlement of the default, Roomlinx and SSI entered into a Forbearance Agreement with Cenfin upon the following terms:

●     The interest rate on each Revolving Loan (as defined) was increased to the Federal Funds Rate plus 13%, from 5%.

●     Subject to compliance by Roomlinx and SSI with the terms and conditions of the Second Amendment and the Loan Agreement, Cenfin agreed to forebear from exercising its rights and remedies against SSI with right to the default which occurred as a result of non-payment on September 29, 2015 until the earlier of November 7, 2015 or a Forbearance Default (as defined) occurs (the “Forbearance Period”).  SSI also agreed during the Forbearance Period not to make any payments to creditors or lenders of SSI without Cenfin’s prior written consent, except for contractual payments, in the ordinary course of business to vendors of SSI.

●     Roomlinx agreed during the Forbearance Period not to make any payments to creditors or lenders of Roomlinx (other than NFS Leasing) without first giving Cenfin two (2) business days prior written notice, except for contractual payments to vendors in the ordinary course of business.

Amendment and default of SignalShare debt

On July 31, 2015, certain wholly owned subsidiaries of Roomlinx identified below entered into the following agreements in connection with the conversion of certain equipment leases into secured loans (collectively referenced as the “NFS Loan Documents”):

●     Lease Schedule Termination Loan and General Release Agreement (the “Termination Agreement”), by and between SignalShare and NFS Leasing, Inc. (“NFS”);

●     Security Agreement by and between Holdings and NFS;

●     Promissory Note issued by SignalShare to NFS in the principal amount of $4,946,212.91 (the “Note”);

●     Corporate Guaranty Agreement by and between Holdings and NFS; and

●     First Amendment to the Security Agreement by and between SignalShare and NFS.

The NFS Loan Documents provided that amounts owed by SignalShare to NFS pursuant to certain equipment leases would be converted into secured debt as evidenced by the Note. The Note provides for SignalShare to make seventy five consecutive weekly payments of $71,207.24 with a final payment of $18,886.83 due upon maturity of the Note on December 19, 2016 (the “Maturity Date”).  The Note is secured by security interests in all of the assets of SignalShare and Holdings. The Note is also guaranteed by Holdings. In addition to the payment obligations under the Note, the Termination Agreement provides that SignalShare will make concurrent weekly payments of $28,792.76 for payments due pursuant to the Master Equipment Lease Number: 2013-218 dated as of March 11, 2013 through the Maturity Date.

In connection with the NFS Loan Documents, Roomlinx issued NFS a Warrant to purchase 1,111,111 shares of Common Stock at an exercise price of $1.80 per share with an exercise period of five years.

On September 22, 2015, NFS notified SignalShare of a default for non-payment. On September 28, 2015 NFS withdrew the default. In exchange for the default being withdrawn, NFS, SignalShare and Holdings agreed that unless NFS, on or before Friday, October 2, 2015, is in receipt of payment in the amount of $389,415.54 or alternatively, if a forbearance arrangement satisfactory to NFS is not executed between the parties by the close of business (5:00 P.M.) on that day,  NFS shall be entitled to issue a new Notice of Default directed to both SignalShare and Holdings (with respect to its guaranty), in which event SignalShare and Holdings each waive all applicable cure periods with respect to such default.

On October 2, 2015, NFS gave notice of Default to SignalShare and simultaneously gave notice to Holdings that NFS would be seeking payment under the SignalShare note pursuant to the corporate guarantee given NFS by Holdings as security for the converted SignalShare loans.   The parties negotiated a settlement upon the following material terms:

●     SignalShare shall pay NFS via wire transfer the sum of $150,000 within one business day of its receipt of the final payment from one of its customers, which is expected to be received approximately October 30, 2015.

●     SignalShare will pay NFS the amount of $28,792.76 via wire transfer on each Monday, commencing October 12, 2015 through Monday November 16, 2015, on account of the Master Lease. SignalShare has made it first three payment under these terms on October 12, 19 and 26, 2015.

●     SignalShare shall on or before October 23, 2015 cause UCC termination statements to be filed by each of Brookville and Veritas.

●     On or before November 16, 2015 SignalShare and Holdings shall close a bridge loan funding, or any other similar funding event NFS on or before said date, will receive a $500,000 payment which NFS will apply against the outstanding Term Note in accordance with the provisions of the Note.

●     Upon NFS’s receipt of the foregoing $500,000 payment, NFS, in its sole discretion, may choose to restructure the remaining balance of the Term Note. In such event the $28,792.76 weekly Master Lease payments will remain in effect until the leases are paid in full.

●     SignalShare shall make a payment to NFS in the amount of $20,000 on or before December 1, 2015 which will be accepted by NFS’ as reimbursement of its attorneys’ fees and other expenses.

●     SignalShare shall pay the past due Personal Property tax due NFS of $50,217.15 on or before December 15, 2015

●     One million shares in Roomlinx will be issued to NFS upon, and subject to, NFS’ execution of a mutually agreeable Roomlinx’s Investment Intent Letter confirming that the shares are being acquired for lawful investment purposes under applicable law.

In the event SignalShare or Holdings fails to timely pay to NFS any amounts set forth above, or otherwise fails to timely perform any other obligation set forth above, NFS shall have the right to immediately, upon e-mail notice to SignalShare reinstate the default, with no cure rights.

Allied

On March 27, 2015 and March 30, 2015, the Company entered into two notes with Allied for $255,000 and $275,000, respectively, which were due and payable on April 3, 2015 and April 15, 2015, respectively. Both notes carry interest at twenty percent (20%) per year. As of October 22, 2015, a balance of $205,000 of principal is outstanding plus accrued interest of approximately $35,000 on these notes. In addition, Allied is the holder of the Company’s Series A Preferred Stock for which Allied claims dividends are due.   On October 9, 2015, the Company received a notice of default.  On October 12, 2015, the default was withdrawn.

See October 26, 2015 transactions below for further discussion.

Brookville, Veritas, and Robert Depalo Defaults

The Company has relationships with various entities related to and controlled by Robert DePalo.  These include Brookville, Veritas and Mr. DePalo personally in the form of a consulting agreement.  Brookville and Veritas are both senior secured lenders of the Company.  Mr. DePalo as a consultant under the aforementioned consulting agreement, claims payments of $17,500 per month are due for the last five (5) months. Each of these entities claim that the Company is in breach of its obligations and on October 9, 2015 each entity sent notice of default.  The parties are in negotiations regarding the defaults and on October 12, 2015 the defaults were withdrawn.

See October 26, 2015 transactions below for further discussion.

Leasing Irregularities and Management Controls

On September 17, 2015, the Company received an allegation by Robert DePalo, the former board member, CEO and substantial shareholder of the Company, alleging misappropriation of funds by two members of the Company’s management team.  The Company investigated these allegations and found them to be false and without merit.

In July 2015, the Company became aware of irregularities in leasing arrangements between SignalShare and NFS related to leases entered into prior to the date of the Merger.  During an audit of the leases, it was determined that certain leases were under collateralized. As a result, SignalShare and NFS converted those leases into a loan guaranteed by the Company.  In addition, management evaluated controls over execution of leases at its subsidiary and implemented additional controls. These additional controls include SignalShare’s management and financial personnel’s powers being substantially curtailed and all major decision making matters are now required to be approved by management of the Company.  Moreover, two of the officers of SignalShare were required to personally guaranty the new loan.

SignalShare payroll tax matter

SignalShare is in default of its payment obligations for payroll taxes to the IRS for the first and second quarter of 2015. The amount of trust fund taxes outstanding as of September 30, 2015 is $375,814.56 which does not include penalties and interest.  SignalShare is in negotiations with the IRS regarding payment of this amount.  The IRS intends to file liens against SignalShare and may pursue personal action against the responsible SignalShare management team members if payment of the trust fund balance is not made within 90 days of September 30, 2015.  As a result of this matter, the Company has moved SignalShare’s payroll process to its corporate offices in order to strengthen the controls over the payroll functions.

Series A Preferred Stock

In light of the Company’s negative net asset position, absence of surplus, and lack of current or prior year earnings, the Company is reviewing carefully its contractual and other obligations, including those purporting to require Holdings to make dividend payments on it’s Series A Preferred Stock.  There can be no assurances that the Company’s review will result in a favorable outcome for the Company or that negotiations with preferred stockholders and related party consultants will be successful. If the Company is unable to reach such agreements on terms favorable to it, results of operations and financial condition may be materially adversely affected.

The Company has issued to Allied International Fund, shares of its Signal Point Holdings Corp. Series A Preferred Stock.  The stock provides for the payment of dividends calculated as the greater of 1% of gross revenue or $50,000 per month, whichever is more.  The Company has paid $1,550,000 since inception in dividends to Allied authorized by the Company’s former sole director Robert DePalo, an affiliate.

See October 26, 2015 transactions below for further discussion.

SignalShare Office Lease

SignalShare received notice on October 1, 2015 that its lease with Aerial Realty Corp. for office space in Morrisville, NC was being terminated due to non-payment and that the office location locks were changed.  The Landlord expressed its intention to avail itself of all remedies under the lease including the collection of waived rent (equal to $21,875.00), attorney’s fees, brokerage fees and any other amounts due under the Lease which was under term until March 31, 2020 and approximate $287,000.00.  The Company is reviewing its options and the Landlord’s claims and cannot determine the ultimate outcome at this time.

October 26, 2015 Transactions

On October 26, 2015, Roomlinx, Holdings and all of Holdings’s subsidiaries (the “Subsidiaries”) entered into the following transactions with certain preferred stock holders of Holdings and senior secured debt holders of Roomlinx and Holdings in accordance with the following documents (the “Debt and Preferred Stock Restructuring Documents”). The purpose of the transaction was to reduce the overall financial exposure of Roomlinx and to give Roomlinx the maximum flexibility in management and for raising additional capital for Roomlinx, while eliminating the preferences and certain controls of the Preferred Stock holders.

●     Series A Preferred Termination, Loan and General Release Agreement (the “Series A Agreement”), by and among Holdings, Allied and Roomlinx solely with respect to the mutual releases described therein;

●     Series B Preferred Termination, Consulting Agreement Modification and Settlement Agreement (the “Series B Agreement”), by and among Roomlinx, Holdings, the Subsidiaries and Robert DePalo (“DePalo”);

●     Secured Promissory Note, issued by Holdings and all of its subsidiaries to Allied in the principal amount of $2,700,000 (the “Allied Note”), which is secured by the existing Security Agreement by and between Holdings and Allied, dated as of July 31, 2015;

●     First Allonge and Amendment to the March 23, 2015 Promissory Note issued by Holdings to Allied, dated October 27, 2015 (the “Allied Allonge”) for a $240,000 loan;

●     Loan Modification Letter Agreement, by and among Roomlinx, Holdings and Allied, dated as of October 27, 2015 (the “Allied Secured Modification”); extending the payment of the past due amounts; and

●     Loan Modification Letter Agreement, by and among Roomlinx, Holdings and Brookville Special Purpose Fund, LLC (“Brookville”), dated as of October 27, 2015 (the “Brookville Senior Secured Modification”), extending the payment of the past due amounts.

●     Subject to the terms and conditions of the Series A Agreement and the Series B Agreement, each of Allied and DePalo agreed to the cancellation of the Series A and Series B Preferred Stock, respectively, issued by Holdings. In exchange for the cancellation the parties agreed to the following:

a)     Mutual releases of all claims between Roomlinx, Holdings, the Subsidiaries and each of Allied and DePalo (and certain affiliated and related parties).

b)     The secured debt of $3,200,000 owed by Holdings to Allied was reduced by $500,000, to $2,700,000 and payable over six and one-half years, in equal bi-monthly installments of $17,305.69 commencing on March 16, 2015, accruing interest at 8% per annum.

c)     In connection with the cancellation of the Holdings Series B Preferred Stock, Roomlinx agreed that (subject to shareholder approval and the applicable laws and regulations) it would amend its charter and other relevant documents to provide for the following:

(i)        Roomlinx will not approve any reverse stock splits without the affirmative vote of the holders of at least fifty one percent (51%) of the issued and outstanding common stock;

(ii)       for a period of two (2) years Roomlinx will not issue any class of stock with supermajority voting rights;

(iii)      DePalo will have the right to appoint one member to the Board of Directors of Roomlinx, subject to such person not being a relative of DePalo and independent of DePalo; and

(iv)      Until the expiration of the Consulting Agreement, by and between Roomlinx and DePalo, DePalo will be entitled to a monthly payment of $17,500 that shall not be paid, but shall accrue, until Roomlinx and DePalo agree or Roomlinx obtains funding in the amount of $8,000,000 and thereafter payments of accrued arrears and regular payments will continue on a monthly basis for the term of the Consulting Agreement.

d)    Pursuant to the Allied Allonge and associated documents, Allied agreed to lend an additional $240,000 to Holdings, accruing interest at twenty percent (20%) per annum and shall be repaid no later than November 23, 2015. The obligations under the Note (as amended) are secured by an assignment of all the receivables of Signal Point Telecommunications Corp, a wholly owned subsidiary of Holdings.  In the event of a default Allied will take procession of all receivables and liquidate them to satisfy its loan and expenses including, but not limited to, legal fees.

e)     Pursuant to the Brookville Senior Secured Modification, Roomlinx, Holdings and all of its Subsidiaries agreed to a new payment schedule for the debt owed by Holdings.

f)      Pursuant to the Brookville Senior Secured Modification, Roomlinx and Holdings agreed to a new payment schedule.